EXHIBIT 99.1

News

For Immediate Release July 29, 2004	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS REPORTS SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.73, INCLUDING A RESTRUCTURING CHARGE OF $0.01
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Company Announces Restatement of 2003 Financial Statements For Treatment of Tax Reversal; Restatement Has No Impact on Income from Operations, Cash Flows or Assets and Liabilities
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NEW YORK, July 29-- Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $15.1 million, a 6-percent increase over the $14.3 million reported in the second quarter of 2003. Diluted earnings per common share were $0.73 compared with $0.70 in the same period last year, a 4-percent increase. The $0.73 per share includes a restructuring charge of $0.01 per share from a program announced last year.

            "We are pleased with our second quarter financial performance, despite some of the increased costs we faced," said Paul R. Saueracker, chairman, president and chief executive officer. "We saw improved sales across all products lines, while at the same time we experienced increased raw material costs, primarily in refractories, higher R&D spending, which had been planned, and litigation costs to protect our intellectual property."

            Worldwide sales in the quarter increased 13 percent to $229.3 million from $202.4 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $5.7 million, or 3 percentage points of sales growth. Income from operations, including restructuring costs, was $22.9 million, or 6 percent higher than the $21.6 million reported for the second quarter of 2003.

            For the first six months of 2004, net income increased 8 percent to $27.7 million from $25.8 million last year. Diluted earnings per common share increased 5 percent to $1.33 from $1.27 for the same period in 2003.

            Worldwide sales for the first six months of 2004 increased 9 percent to $438.8 million from $403.8 million reported last year. The favorable impact of foreign exchange on sales for the first six months of 2004 was approximately $15.7 million, or 4 percentage points of growth. Operating income for the first six months of 2004, including restructuring costs, was $43.0 million compared with $44.1 million reported in the first half of 2003.

            Sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 13 percent to $155.1 million from $137.4 million in the comparable quarter of 2003. Income from operations for the second quarter of 2003, including restructuring costs of $0.2 million, was $16.1 million, a 3-percent increase over the $15.6 million reported the previous year. For the first six months of 2004, Specialty Minerals sales increased 9 percent to $298.9 million from $275.1 million in the same period in 2003. Income from operations for the six months, including restructuring costs of $0.6 million, decreased 5 percent to $29.6 million from $31.1 million in the first half of last year.

            Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 11 percent to $118.5 million compared with $106.6 million in the second quarter of 2003. For the six months, PCC sales increased 7 percent, to $230.9 million from $215.8 million last year.

            Sales of PCC used for filling and coating paper had a 7-percent growth in tonnage in the second quarter. "We experienced good volume growth in Europe due to an overall increase in production of printing and writing papers," said Mr. Saueracker. "Also, on a global basis, we continue to be pleased with the increasing acceptance of our new generation of paper coating products. Furthermore, we received contributions from our new satellite PCC plant in Malaysia and the re-start of the satellite PCC facility at Millinocket, Maine, which had been idle since December 2002."

            Sales of Specialty PCC, used in non-paper applications, also recorded double-digit growth in the quarter with increased sales in the construction and consumer products sectors.

            Worldwide sales of Processed Minerals products increased 19 percent in the second quarter to $36.6 from $30.8 million in the same period in 2003. This growth was the result of improved market conditions and increased penetration in building products and plastics. For the six months, sales of Processed Minerals products increased 15 percent to $68.0 million from $59.3 million in the first half of 2003. These products are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

            Sales in the Refractories segment, the products of which are used primarily in the steel industry, increased 14 percent to $74.2 million from $65.0 million in the same period of 2003. Income from operations, including restructuring costs of $0.2 million, increased 13 percent to $6.8 million from $6.0 million in the same period of 2003.

            "Although operating margins were affected by the higher costs of raw materials, this segment recorded significant growth in North America--our largest market. This was the result of both our improved performance and better steel industry conditions in that region," said Mr. Saueracker. "However, performance of our refractories segment in Europe and Latin America was weak."

            For the first six months of 2004, net sales of refractory products were $139.9 million, a 9-percent increase from $128.7 million reported in the first half of 2003. Income from operations for the six months, including restructuring costs of $0.4 million, increased 3 percent to $13.4 million from $13.0 million in the prior year.

            "Despite some increased expenses and a relatively slow start to the quarter, we achieved good financial performance," said Mr. Saueracker. "This performance is the result of the success of our key marketing programs we have in place in both segments. We believe we have a strong business foundation and the right strategies in place for our continued growth."

Restatement of 2003 Financial Results

            The company also announced that it has revised the accounting treatment with respect to the reversal of certain of its tax reserves during the second half of 2003. As a result of this reversal, the company will restate its financial statements for the fiscal quarter ended September 28, 2003 and for the fourth quarter and fiscal year ended December 31, 2003.

            As was previously disclosed, during the third and fourth quarters of 2003, following the expiration of applicable statutes of limitations, the company reversed certain tax reserves, resulting in a reduction to the income tax provision of approximately $15 million, or $0.73 per share. Before releasing its third quarter earnings and audited financial statements for 2003, the company consulted with its independent auditors, who concurred with the accounting treatment of this transaction. However, following recent discussions with the independent auditors, it has been determined that the reversal of the tax reserves should have been treated as an equity transaction and reflected as additional paid-in capital of $15 million. Accordingly, the company will be restating its third quarter, fourth quarter and full year 2003 financial results.

            "This restatement is due entirely to this technical correction. It has no impact on the underlying business of the company, its income from operations, cash flows or assets and liabilities," said Mr. Saueracker. "Furthermore, the original accounting treatment as well as this correction have not and will not impact any payments under the company's officer and management compensation plans."

            The company has scheduled an analyst conference call for July 30, 2004 at 11:00 a.m. to discuss operating results for the second quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rate. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2003 Annual Report Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Second Quarter		%	Six months		%
	2004	2003	Change	2004	2003	Change

Net sales	$229,292	$202,374	13	$438,765	$403,824	9
Operating costs and expenses:
Cost of goods sold	174,998	152,378	15	334,805	304,061	10
Marketing and administrative expenses	23,579	21,862	8	45,790	42,999	6
Research and development expenses	7,378	6,535	13	14,195	12,620	12
Restructuring charges	428	0	N/A	1,000	0	N/A

Income from operations	22,909	21,599	6	42,975	44,144	(3)
Non-operating deductions - net	725	1,441	(50)	2,290	2,468	(7)

Income before provision for taxes
on income and minority interests	22,184	20,158	10	40,685	41,676	(2)

Provision for taxes on income	6,593	5,494	20	12,093	11,628	4

Minority interests	473	381	24	884	848	4

Income before cumulative effect of
accounting change	15,118	14,283	6	27,708	29,200	(5)

Cumulative effect of accounting change	0	0		0	3,433	(100)

Net income	$15,118	$14,283	6	$27,708	$25,767	8

Weighted average number of common
shares outstanding:
Basic	20,559	20,094		20,520	20,105

Diluted	20,802	20,335		20,760	20,279

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.74	$0.71	4	$1.35	$1.45	(7)
Cumulative effect of accounting change	----	----		----	(0.17)
Basic earnings per share	$0.74	$0.71	4	$1.35	$1.28	5

Diluted
Before cumulative effect of accounting change	$0.73	$0.70	4	$1.33	$1.44	(8)
Cumulative effect of accounting change	----	----		----	(0.17)
Diluted earnings per share	$0.73	$0.70	4	$1.33	$1.27	5

Cash dividends declared per common share	$0.050	$0.025		$0.10	$0.05

1) For the periods ended June 27, 2004 and June 29, 2003.
2) Sales increased 12% in the United States in the second quarter and 6% for the first six months of 2004. International sales increased approximately 15% in the second quarter and 13% for the first six months of 2004.
3) The Company recorded restructuring charges of $0.4 million in the second quarter of 2004 and $1.0 million in the first half of 2004 related to the program announced in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
4) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million in the first quarter of 2003 for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties.
5) The Company paid approximately $0.7 million of one-time termination benefits to a group of employees at a Specialty Minerals facility in the United Kingdom in the first quarter of 2003. Such charge is included in cost of goods sold.
6) The results of operations for the interim period ended June 27, 2004 are not necessarily indicative of the results that ultimately might be achieved for the current year.
7) The analyst conference call to discuss operating results for the second quarter is scheduled for July 30, 2004 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

	ASSETS

	(In Thousands of Dollars)
		June 27,	December 31,
		2004*	2003**

	Current assets:
	Cash & cash equivalents	93,604	90,515
	Accounts receivable, net	170,411	147,600
	Inventories	88,310	86,378
	Other current assets	19,118	15,632
	Total current assets	371,443	340,125

	Property, plant and equipment	1,231,222	1,209,950
	Less accumulated depreciation	669,594	648,362
	Net property, plant & equipment	561,628	561,588

	Goodwill	52,667	52,721
	Prepaid benefit cost	45,747	46,251
	Other assets and deferred charges	34,156	34,815

	Total assets	1,065,641	1,035,500

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	33,530	33,522
	Accounts payable	44,218	44,217
	Other current liabilities	48,263	44,296
	Total current liabilities	126,011	122,035

	Long-term debt	96,700	98,159
	Other non-current liabilities	108,173	107,925
	Total liabilities	330,884	328,119

	Total shareholders' equity	734,757	707,381

	Total liabilities and shareholders' equity	1,065,641	1,035,500

*	Unaudited.
**	Condensed from audited financial statements.

CONDENSED CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)
	Third Quarter				Nine Months

	As Previously Reported 2003	As Restated 2003	2002	% Change	As Previously Reported 2003	As Restated 2003	2002	% Change

Net sales	$198,234	$198,234	$192,134	3	$602,058	$602,058	$557,962	8

Operating costs and expenses	178,695	178,695	170,505	5	538,375	538,375	493,913	9

Income from operations	19,539	19,539	21,629	(10)	63,683	63,683	64,049	(1)

Non-operating deductions - net	1,100	1,100	1,081	2	3,568	3,568	4,040	(12)

Income before provision for taxes on income and minority interests	18,439	18,439	20,548	(10)	60,115	60,115	60,009	0

Provision (benefit) for taxes on income	(6,338)	5,144	5,853	(12)	5,290	16,772	17,087	(2)

Minority interests	526	526	482	9	1,374	1,374	1,169	18

Income before cumulative effect of accounting change	24,251	12,769	14,213	(10)	53,451	41,969	41,753	1

Cumulative effect of accounting change, net of tax	0	0	0		3,433	3,433	0

Net income	$24,251	$12,769	$14,213	(10)	$50,018	$38,536	$41,753	(8)

Earnings per share:
Basic
Before cumulative effect of accounting change	$1.20	$0.63	$0.70	(10)	$2.65	$2.08	$2.07	0
Cumulative effect of accounting change	0	0	0		(0.17)	(0.17)	0
Basic earnings per share	$1.20	$0.63	$0.70	(10)	$2.48	$1.91	$2.07	(8)

Diluted
Before cumulative effect of accounting change	$1.18	$0.62	$0.70	(11)	$2.63	$2.06	$2.02	2
Cumulative effect of accounting change	0	0	0		(0.17)	(0.17)	0
Diluted earnings per share	$1.18	$0.62	$0.70	(11)	$2.46	$1.89	$2.02	(6)

Cash dividends declared per common share	$0.025	$0.025	$0.025		$0.075	$0.075	$0.075

1) For the periods ended September 28, 2003 and September 29, 2002.
2) Restatement of Previously Reported Financial Information
As a result of the expiration during the third quarter of the statute of limitations on the Company's U.S. tax returns for earlier years, certain tax reserves have been reversed. This one-time, non-cash item was previously recorded as a reduction to the tax provision for 2003 of approximately $15 million, of which $11.5 million or $0.56 per share, was reversed in the third quarter. The Company has now determined that the reversal of such tax reserves would more appropriately be treated as an equity transaction and should be reflected as an increase in additional paid-in capital of $15 million because such tax accruals were established for potential exposure items related to the tax bases of assets caused by the initial public offering of the Company's common stock in October 1992.

This technical restatement has no impact on income from operations, cash flows or assets and liabilities of the Company, including tax liabilities, nor on any officer or management compensation plans of the Company.

3) Domestic and International Sales
 Sales increased approximately 2% in the United States in the third quarter and 5% for the first nine months of 2003.
International sales increased approximately 5% in the third quarter and 14% for the first nine months of 2003.
4) Accounting for Asset Retirement Obligations
 Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations."
Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in the third quarter and $0.6 million for the first nine months of 2003. Such charges are included in cost of goods sold.

CONDENSED CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)
	Fourth Quarter				Full Year

	As Previously Reported 2003				As Previously Reported 2003
						As Restated 2003
		As Restated 2003		% Change				% Change
			2002				2002
Net sales	$211,685	$211,685	$194,718	9	$813,743	$813,743	$752,680	8

Operating costs and expenses	198,164	198,164	177,893	11	736,539	736,539	671,806	10

Income from operations	13,521	13,521	16,825	(20)	77,204	77,204	80,874	(5)

Non-operating deductions - net	1,292	1,292	1,100	17	4,860	4,860	5,140	(5)

Income before provision for taxes on income and minority interests	12,229	12,229	15,725	(22)	72,344	72,344	75,734	(4)

Provision (benefit) for taxes on income	(1,174)	2,344	3,133	(25)	4,116	19,116	20,220	(5)

Minority interests	201	201	593	(66)	1,575	1,575	1,762	(11)

Income before cumulative effect of accounting change	13,202	9,684	11,999	(19)	66,653	51,653	53,752	(4)

Cumulative effect of accounting change, net of tax	0	0	0		3,433	3,433	0

Net income	$13,202	$9,684	$11,999	(19)	$63,220	$48,220	$53,752	(10)

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.65	$0.47	$0.60	(22)	$3.30	$2.56	$2.66	(4)
Cumulative effect of accounting change	0	0	0		(0.17)	(0.17)	0
Basic earnings per share	$0.65	$0.47	$0.60	(22)	$3.13	$2.39	$2.66	(10)

Diluted
Before cumulative effect of accounting change	$0.64	$0.47	$0.59	(20)	$3.26	$2.53	$2.61	(3)
Cumulative effect of accounting change	0	0	0		(0.17)	(0.17)	0
Diluted earnings per share	$0.64	$0.47	$0.59	(20)	$3.09	$2.36	$2.61	(10)

Cash dividends declared per common share	$0.025	$0.025	$0.025		$0.10	$0.10	$0.10

1) Restatement of Previously Reported Financial Information
As a result of the expiration during the third quarter of the statute of limitations on the Company's U.S. tax returns for earlier years, certain tax reserves have been reversed. This one-time, non-cash item was previously recorded as a reduction to the tax provision for 2003 of approximately $15 million or $0.73 per share, and a reduction to the overall effective tax rate for 2003 to 5.7%. The revision to the effective tax rate, together with the year-to-date adjustment to the Company's tax provision resulting from this change, had the effect of increasing net income in the fourth quarter by $3.5 million or $0.17 per diluted share. The Company has now determined that the reversal of such tax reserves would more appropriately be treated as an equity transaction and should be reflected as an increase in additional paid-in capital of $15 million because such tax reserves were established for potential exposure items related to the tax bases of assets caused by the initial public offering of the Company's common stock in October 1992.

This technical restatement has no impact on income from operations, cash flows or assets and liabilities of the Company, including tax liabilities, nor on any officer or management compensation plans of the Company.

2) Restructuring and Asset Impairment Costs
The Company recorded restructuring charges of $3.3 million and a write-down of impaired assets of $3.2 million in the fourth quarter of 2003. These charges reduced diluted earnings by approximately $0.19 per share. The asset impairment charges are related to the planned closure in the first quarter of 2004 of the Company's operations in River Rouge, Michigan and retirement of certain Synsil products assets that have been made obsolete through the development of an improved manufacturing process. The restructuring charges relate to workforce reductions from business units and organization levels throughout the company's worldwide operations and to lease termination costs.
3) Domestic and International Sales
Sales increased approximately 1% in the United States in the fourth quarter and 4% for the full year of 2003. International sales increased approximately 23% in the fourth quarter and 16% for the full year of 2003.
4) Accounting for Asset Retirement Obligations
Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in the fourth quarter and $0.8 million for the full year of 2003. Such charges are included in cost of goods sold.